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                                                                                                                   Exhibit 12
                                                                                                                    9/3/2003
                                                         GULF POWER COMPANY
                                        Computation of ratio of earnings to fixed charges for the
                                                the five years ended December 31, 2002
                                                    and the year to date June 30, 2003

                                                                                                                            Six
                                                                                                                           Months
                                                                                                                           Ended
                                                                                     Year ended December 31,                June
                                                         --------------------------------------------------------------------------
                                                              1998         1999      2000           2001         2002         2003
                                                              ----         ----      ----           ----         ----         ----
                                                        ------------------------------------Thousands of Dollars-------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Earnings Before Income Taxes                          $  89,356   $   86,515  $   82,607     $  89,716   $  104,397    $ 52,557
  Interest expense, net of amounts capitalized              25,556       26,861      28,085        25,034       31,452      16,307
  Distributions on preferred securities of subsidiary        6,034        6,200       6,200         6,477        8,524       3,922
      AFUDC - Debt funds                                         0            0         440         2,510        1,392          66
                                                         ---------   ----------  ----------     ---------   ----------    --------
         Earnings as defined                             $ 120,946   $  119,576  $  117,332     $ 123,737   $  145,765    $ 72,852
                                                         =========   ==========  ==========     =========   ==========    ========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term  debt                           $  19,718   $   21,375  $   22,622     $  24,520   $   28,815    $ 14,025
   Interest on affiliated loans                                  0            0           0           396          629         152
   Interest on interim  obligations                          1,190        2,371       2,804           768          446         178
   Amort of debt disc, premium  and expense, net             2,100        1,989       2,047         2,059        2,591       1,433
   Other interest charges                                    2,548        1,126       1,052          (199)         363         585
  Distributions on preferred securities of subsidiary        6,034        6,200       6,200         6,477        8,524       3,922
                                                         ---------   ----------  ----------     ---------   ----------    --------
         Fixed charges as defined                        $  31,590   $   33,061  $   34,725     $  34,021   $   41,368    $ 20,295
                                                         =========   ==========  ==========     =========   ==========    ========



RATIO OF EARNINGS TO FIXED CHARGES                           3.83          3.62       3.38          3.64          3.52       3.59
                                                             ====         =====       ====          ====          ====       ====

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